Exhibit 99.2

American Eagle Outfitters, Inc.
March 2008
Recorded Sales Commentary Transcript dated April 10, 2008

Good morning and welcome to the American Eagle Outfitters March 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended April 5, 2008 decreased 2% to $267.3 million, compared to $271.4 million for the five weeks ended April 7, 2007. Comparable store sales decreased 12%, compared to a 20% increase for the same period last year.

March sales were well below our recent expectations. Traffic and sales trends were weak throughout the month. Additionally, traffic over Easter and peak spring break periods was lower than we anticipated. As a result, the Men's comp declined in the mid single-digits and women's was down in the mid-teens. Most categories were impacted, with the exception of graphics, fleece, men's denim and women's sweaters.

Reflecting increased markdowns and promotions, the average unit retail price declined in the mid single-digits. Units per transaction increased, while transactions per store declined.

All regions in the U.S. comped negatively in March. Canada, however remained strong, posting a mid single-digit comp increase.

Sales related to our direct business increased 15% in March.

Based on lower than expected sales results and higher markdowns, we are lowering our first quarter earnings per share outlook to $.18 to $.20 per share from our previous guidance of $.25 to $.27 per share.

Our Summer floor-set arrives in stores on April 15th and we will report April sales on Thursday, May 8th.

Thank you for your continued interest in American Eagle Outfitters.